Exhibit 4.2
NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.
Xos, Inc.
Convertible Debenture
Principal Amount: $[ ]
Debenture Issuance Date: [ ], 2022
Debenture Number: XOS-[ ]
FOR VALUE RECEIVED, Xos, Inc., a Delaware corporation (the “Company”), hereby promises to pay to YA II PN, Ltd., or its registered assigns (the “Holder”), the amount set out above as the principal amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Securities Purchase Agreement dated August 9, 2022, as amended (the “Securities Purchase Agreement”), between the Company and the Buyers listed on the Schedule of Buyers attached thereto. Certain capitalized terms used herein are defined in Section (15).
(1)GENERAL TERMS
(a)Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be November 11, 2023; provided, however, that the Company at its election may extend the Maturity Date by three months by providing written notice to the Holder at least three months, but no more than four months, prior to the original maturity date; provided that at the time of such written notice the outstanding Principal balance on this Debenture and all Other Debentures equal or exceed $8 million. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.
(b)Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 6% (“Interest Rate”), which Interest Rate shall increase to an annual rate of: (i) 10.0% upon the occurrence and during the continuance of any Event of Default; and (ii) 7.5% for so long as any Registration Event remains in effect. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.
(2)PAYMENTS.
(a)Triggering Date. If, at any time after the Issuance Date set forth above, and from time to time thereafter, (i) the daily VWAP of the Common Stock is less than the Floor Price for five consecutive Trading Days, or (ii) the Company has issued pursuant to this Debenture in excess of 95% of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall make monthly prepayments of $3,000,000 in the aggregate among this Debenture and all Other Debentures (provided that, if the Triggering Date is on or after the publication of the Company’s quarterly report for the quarter ended September 30, 2022 and the Cash Runway Ratio as of the applicable Triggering Date is less than 1.00, such amount shall instead be $4,000,000) of Principal (or the outstanding Principal if less than such amount) (the “Triggered Principal Amount”) beginning on the 10th calendar day after the Triggering Date and continuing on the same day of each successive calendar month. The prepayment price for each monthly prepayment shall be an amount equal to the sum of (i) an amount of Principal equal to the Triggered Principal Amount, plus (ii) the Redemption Premium (as defined below) in respect of such Triggered Principal Amount, plus (iii) accrued and unpaid interest hereunder as of each payment date. Notwithstanding the foregoing, each Triggered Principal Amount shall be reduced by any Principal and/or accrued and unpaid interest converted by the Holder in the 30 days prior to such monthly prepayment date. The obligation of the Company to make monthly prepayments hereunder shall cease and the Triggered Principal Amount, if otherwise increased pursuant to the proviso of the first sentence of this clause (a), shall reduce to $3,000,000 (with respect to any payment that has not yet come due) if any time after the Triggering Date (A) either (i) the Company provides the Holder a reset notice (each, a “Floor Reset Notice”) setting forth a reduced Floor Price which shall be equal to no more than 85% of the Closing Price as of the Trading Day immediately prior to the Floor Reset Notice, provided that such Floor Price shall not be less than $0.50, or (ii) the daily VWAP is greater than the Floor Price a period of 3 consecutive Trading Days, (B) in the event that the Triggering Date was caused by the issuance pursuant to this Debenture in excess of 95% of the Common Shares available under the Exchange Cap as set forth above, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/ or the Exchange Cap no longer applies, unless a subsequent Triggering Date occurs, and (C) the payment in full of all obligations under this Note. In addition, the Triggered Principal Amount, if otherwise increased pursuant to the proviso of the first sentence of this clause (a), shall reduce to $3,000,000 (with respect to any payment that has not yet come due) if any time after the Triggering Date the Cash Runway Ratio is equal to or greater than 1.00. Following the cessation of the payment obligation in respect of a given Triggering Date, the determination of a subsequent Triggering Date shall not include any Trading Days included in the time period ending with the prior Triggering Date. If this Debenture or any Other Debentures are held by more than one holder, then the Triggered Principal Amount, Redemption Premium and accrued and unpaid interest shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on all such debentures.
(b)Early Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture in cash at the Redemption Amount (as defined below) as described in this Section; provided that (i) at the time of the Redemption Notice (as defined below), the daily VWAP of the Common Stock is less than the Fixed Conversion Price during a period of three consecutive Trading Days immediately prior to such Redemption Notice and (ii) the Company provides the Holder with at least 10 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Convertible Debentures to be redeemed and the applicable Redemption Premium. The “Redemption Amount” shall be an amount equal to the outstanding Principal balance being redeemed by the Company, plus the applicable Redemption Premium, plus all accrued and unpaid interest hereunder as of such redemption date. After receipt of the Redemption Notice, the Holder shall have 10 Business Days to elect to convert all or any portion of Convertible Debentures. On the 11th Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the applicable notice period.
(c)Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(3)EVENTS OF DEFAULT.
(a)An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i)the Company’s failure to pay to the Holder (A) any amount of Principal after such payment is due, or (B) any amount of Interest, or other amounts when and as due under this Debenture or any other Transaction Document, within 7 calendar days after receipt by the Company of written notice from Holder;
(ii)The Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of 91 days; or the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;
(iii)The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary of the Company in an amount exceeding $5,000,000, whether such indebtedness now exists or shall hereafter be created where such default results in such indebtedness becoming or being declared due and payable before its stated maturity and such acceleration shall not have been rescinded or annulled or such default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 20 calendar days after written notice to the Company by Holders of at least 25% in aggregate principal amount of Notes issued pursuant to the Purchase Agreement then outstanding;
(iv)The Common Stock shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of 10 consecutive Trading Days;
(v)[Reserved];
(vi)the Company’s (A) failure to instruct its Transfer Agent and use its reasonable efforts to cause its Transfer Agent to deliver the required number of shares of Common Stock to the Holder within 2 Business Days after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of the Debentures, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debentures into shares of Common Stock that is tendered in accordance with the provisions of the Debentures, other than pursuant to Section (5)(c);
(vii)The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five Business Days after such payment is due;
(viii)The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(ix) hereof) or any Transaction Document (as defined in Section(15)) which is not cured or remedied within 30 calendar days of receipt by the Company of written notice by the Holder.
(ix)any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures.
(b)During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Debenture, together with accrued and unpaid interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
(4)CONVERSION OF DEBENTURE.    This Debenture shall be convertible into shares of the Company’s Common Stock, on the terms and conditions set forth in this Section (4).
(a)Conversion Right. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section (4)(b), at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). If more than one Debenture shall be surrendered for conversion at one time by the same Holder, the conversion obligation with respect to such Debentures shall be computed on the basis of the aggregate principal amount of the Debentures (or specified portions thereof to the extent permitted thereby) so surrendered. The

Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share (if such fractional share is greater than one-half) and down to the nearest whole share (if such fractional share is equal to or less than one-half). The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount, unless such taxes are due because the Holder requests such Common Stock to be issued in a name other than the Holder’s name, in which case the Holder shall pay such taxes.
(i)“Conversion Amount” means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.
(ii)“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $2.4733 (the “Fixed Conversion Price”), or (ii) 97% of the lowest daily VWAP of the Common Stock during the 3 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”), but not lower than the Floor Price. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.
(b)Mechanics of Conversion.
(i)Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the 3rd Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or book entry of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct the Transfer Agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or if restrictive legends are required to be placed on certificates or book-entry positions of Common Stock, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.
(ii)Company’s Failure to Timely Convert. If within 4 Trading Days after the Company’s receipt of an email copy of a Conversion Notice the Company shall fail to instruct the Transfer Agent to issue and deliver to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the Conversion Date.
(iii)Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.
(c)Limitations on Conversions.
(i)Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture or receive shares of Common Stock hereunder to the extent that after giving effect to such conversion or receipt of such Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (4)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii)Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any shares of Common Stock upon conversion of this Debenture, or otherwise, if the issuance of such Common Stock, together with any Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed 33,199,327, which is the aggregate number of shares of Common Stock that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of Nasdaq Stock Market LLC (the “Nasdaq”) (and such aggregate number of shares of Common Stock shall be referred to as the “Exchange Cap”) except that such limitation shall not apply if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Nasdaq.
(iii)Other Conversion Limitations and Agreements. The Holder agrees that (A) it shall not convert any portion of this Debenture prior to September 9, 2022 (the “Conversion Start Date”), (B) it shall not convert more than an aggregate amount of Principal equal to $4,000,000 of this Debenture and any Other Debenture held by the Holder utilizing the Variable Conversion Price (y) during the period beginning at 12:01 a.m. on the Conversion Start Date and ending at 11:59 p.m. on the date that is 30 days following the Conversion Start Date, and (z) during each successive 30 day period immediately following the conclusion of the prior period (each such period described in (y) and (z) above shall be referred to herein as a “30-Day Period”), and (C) it shall use commercially reasonable efforts, taking into account relevant market conditions, to convert at least $2,000,000 of Principal amount in the aggregate of this Debenture and any Other Debenture held by the Holder in each 30-Day Period; provided that the Equity Conditions are satisfied as of each day of such 30-Day Period. The foregoing limitations in this subsection shall not apply (A) at any time upon the occurrence and during the continuance of an Event of Default, and (B) with respect to any conversions utilizing the Fixed Conversion Price, and may be waived with written consent of the Company. For as long as any Holder holds any Debentures (or shares of Common Stock issuable upon conversion under a Debenture), each Holder will be prohibited from directly or indirectly engaging in any Short Sales involving the Company’s Common Stock.
(d)Other Provisions.
(i)[Reserved].
(ii)All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.
(iii)The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Principal amount of this Debenture and payment of interest hereunder. Within seven Business Days following the receipt by the Company of a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

(iv)Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
(5)Adjustments to Conversion Price
(a)Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on all or substantially all shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (excluding any interest payments or equivalents thereto that are paid in shares of Common Stock and, for the avoidance of doubt, excluding conversions of warrants and other securities into shares of Common Stock), (b) subdivide outstanding shares of its Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then each of the Fixed Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
(b)Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.
(c)Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d)In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company on a consolidated basis in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (3)(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (C), the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.
(6)REISSUANCE OF THIS DEBENTURE.
(a)Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.
(b)Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.
(c)Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 5(6)(a) or Section 5(6)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.
(7)NOTICES.    Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and email addresses for such communications shall be:

If to the Company, to:	Xos, Inc.
3550 Tyburn Street
Los Angeles, CA 90065
Telephone: [*] Attention: Kingsley Afemikhe; Christen Romero; Michael Jung E-Mail: [*]; [*]; [*]

with a copy (which shall not constitute notice) to:	Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Telephone: [*] Attention: David Peinsipp and Rachel Proffitt Email: [*] and [*]

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: [*]
Email: [*]

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.
(8)Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause its subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock, except (A) pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company and its Subsidiaries, (B) the repurchase of equity interests in the ordinary course of business in connection with the exercise of stock options, warrants or other convertible or exchangeable securities if such equity interests represent a portion of the exercise, conversion or exchange price, (C) the repurchase of equity interests in connection with the withholding of a portion of the equity interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof), (D) the repurchase of its equity interests in an amount not to exceed $1,000,000 in any fiscal year, and (E) the Company may (x) purchase or pay cash in lieu of fractional shares of its equity interests arising out of stock dividends, splits, or business combinations or in connection with issuance of equity interests of the Company pursuant to mergers, consolidations or other acquisitions, and (y) pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for equity interests of the Company; or (iii) enter into any agreement with respect to any of the foregoing.
(9)This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.
(10)This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York located in the City of New York, Borough of Manhattan, and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.
(11)If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all reasonable and documented fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.
(12)Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.
(13)If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
(14)On or prior to the Debenture Issuance Date or the date a Debenture is transferred, each Holder shall provide the Company with a duly completed and executed Internal Revenue Service Form W-9 or appropriate W-8, as applicable. The Company shall be entitled to deduct or withhold from any payments under this Debenture any taxes it is required to deduct or withhold as required by applicable law. Each Holder agrees, and each beneficial owner of an interest in a Debenture, by its acquisition of such interest, is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder or beneficial owner, then the Company or such withholding agent, as applicable, may, at its option, withhold from or set off such payments against payments of cash to the Holder of the Debenture.
(15)CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:
(a)“Burn Rate” means, as of any date of determination, the average monthly net decrease in cash used in operating activities for the most recently reported quarter, as reported by the most recently published Annual Report on Form 10-K or Quarterly Report on Form 10-Q by the Company.
(b)“Bloomberg” means Bloomberg Financial Markets.
(c)“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.
(d)“Cash Runway” means, as of any date of determination, the quotient determined by dividing the sum of cash and cash equivalents (including, but not limited to, (i)

cash and cash equivalents, (ii) restricted cash, (iii) accounts receivable and (iv) marketable debt securities, available for sale — short term), as reported by the most recently published Annual Report on Form 10-K or Quarterly Report on Form 10-Q, by the Company, by the Burn Rate.
(e)“Cash Runway Ratio” means, as of any date of determination, the quotient determined by dividing the Cash Runway, by the number of full 30-Day Periods remaining until the Maturity Date.
(f)“Closing Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg.
(g)“Commission” means the Securities and Exchange Commission.
(h)“Common Stock” means the common stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.
(i)“Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning two weeks prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Underlying Shares Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) all applicable shares of Common Stock to be issued in connection with the event requiring determination shall be eligible for resale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Debentures to the Holder on a timely basis as set forth in Section (4)(b) hereof; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section (4)(c) hereof and the rules or regulations of the Primary Market; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all applicable shares of Common Stock to be issued in connection with the event requiring determination or (y) any applicable shares of Common Stock to be issued in connection with the event requiring determination not to be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.
(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)“Floor Price” means $1.313 per share, or any reset Floor Price as determined in accordance with Section 2 or this definition, but no less than $0.50 per share. By means of a Floor Reset Notice, the Company may elect to increase the Floor Price to a previously effective Floor Price if the daily VWAP for each of the 10 most recent consecutive Trading Days was at least 25% above such previously effective Floor Price.

(l)“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.
(m)“Other Debentures” means any other outstanding debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.
(n)“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.
(o)“Primary Market” means any of New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market, the Nasdaq Global Select Market, or the OTC QB, and any successor to any of the foregoing markets or exchanges.
(p)“Redemption Premium” means 5% of the Principal amount being prepaid pursuant to Section 2(a) or redeemed pursuant to Section 2(b), as applicable.
(q)“Registration Event” shall mean an Event under Section 2(e) of the Registration Rights Agreement (as defined in the Securities Purchase Agreement).
(r) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(s)“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended.
(t)“Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.
(u)“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
(v)“Trading Day” means a day on which the shares of Common Stock are quoted or traded on a Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(w)“Transaction Document(s)” shall mean this Debenture, along with the Securities Purchase Agreement, and any other documents or agreements entered into in connection with the foregoing.
(x)“Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.
(y)“Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.
(z)“VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.
COMPANY:

XOS, INC.

By:
Name:
Title:

[Signature Page to Convertible Debentures]

EXHIBIT I
CONVERSION NOTICE
(To be executed by the Holder in order to Convert the Debenture)
To: Xos, Inc.
Via Email:
The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Debenture No. XOS-1 into Shares of Common Stock of Xos, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Conversion Price:
Variable Conversion Price:
Applicable Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: